      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1999

                                                      REGISTRATION NO. 333-71463
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                                ---------------

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                          DESTIA COMMUNICATIONS, INC.

                          (formerly Econophone, Inc.)

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          4813                  11-3132722
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                                95 RTE. 17 SOUTH
                               PARAMUS, NJ 07652
                                 (201) 226-4500

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                         RICHARD L. SHORTEN, JR., ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          DESTIA COMMUNICATIONS, INC.
                                95 RTE. 17 SOUTH
                               PARAMUS, NJ 07652
                                 (201) 226-4500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                             PLEASE SEND COPIES TO:

     MICHAEL R. LITTENBERG, ESQ.                JAMES S. SCOTT, SR., ESQ.
       SCHULTE ROTH & ZABEL LLP                    SHEARMAN & STERLING
           900 THIRD AVENUE                        599 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10022                  NEW YORK, NEW YORK 10022
            (212) 756-2000                            (212) 848-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, CHECK THE FOLLOWING BOX. / /

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /


                        CALCULATION OF REGISTRATION FEE



                                                                       PROPOSED
                                                    AMOUNT             MAXIMUM         PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED(1)          PER UNIT       OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.01 par value per share......      $7,475,000            $11.00           $82,225,000          $22,859(3)



(1) Includes shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee.



(3) Of this amount, $18,070 was paid on January 29, 1999 in connection with the initial filing of the registration statement. Accordingly, the registrant has paid the difference of $4,789 in connection with this filing.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    This Amendment No. 4 amends and supplements the Registration Statement on Form S-1 No. 333-71463 filed with the Securities and Exchange Commission (the "Commission") on January 29, 1999, as amended by Amendment No. 1 filed with the Commission on February 17, 1999, Amendment No. 2 filed with the Commission on April 16, 1999, and Amendment No. 3 filed with the Commission on May 3, 1999 (the "Registration Statement"), by Destia Communications, Inc., a Delaware corporation (the "Company"), relating to the offering of the Company's Common Stock. Terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.



    The purpose of this Amendment No. 4 is to pay an additional registration fee and amend Item 14 herein.


                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the NASDAQ National Market listing fee in connection with the offering.


SEC Registration fee............................................................  $  56,219
NASD Filing fee.................................................................      8,000
NASDAQ National Market listing fee..............................................     95,000
Printing and engraving expenses.................................................    300,000
Legal fees and expenses.........................................................    500,000
Accounting fees and expenses....................................................    100,000
Blue sky fees and expenses......................................................     13,000
Transfer agent fees.............................................................      3,500
Miscellaneous fees and expenses.................................................    224,281
                                                                                  ---------
Total...........................................................................  $1,300,000
                                                                                  ---------
                                                                                  ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Destia's Certificate of Incorporation indemnifies its officers and directors to the fullest extent permitted by the DGCL. Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to be believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Certificate of Incorporation and the DGCL also prohibit limitations on officer or director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of Destia and its stockholders (through stockholders' derivative suits on behalf of Destia) to recover monetary damages against an officer or director for breach of fiduciary duty as an officer or director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors or officer under the federal securities laws of the United States. The foregoing summary of Destia's Certificate of Incorporation, as amended, is qualified in its entirety by reference to the relevant provisions thereof (filed as Exhibit 3.1).

    In addition, Destia has entered into indemnification agreements with its directors and officers providing for, among other things, indemnification to the extent permitted under Delaware law.

    See Item 17 for a statement of the Company's undertaking as to the Commission's position respecting indemnification arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1996, the Company has issued and sold the following securities:

    1. On November 1, 1996, the Company sold Princes Gate Investors II, L.P. 140,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $14.0 million for an aggregate purchase price of $13.44 million. This sale was privately negotiated and did not involve a public offering and was exempt from registration under the Securities Act in reliance on Section 4(2) of such Act.

    2. On April 24, 1997, the Company entered into a Note Purchase Agreement pursuant to which Morgan Stanley Group purchased an aggregate amount of $7.0 million of Bridge Notes. Morgan Stanley Group acted as placement agent in this transaction and received approximately $400,000 in fees and expenses in connection with the transaction. This sale was privately negotiated and did not involve a public offering and was exempt from registration under the Securities Act in reliance on Section 4(2) of such Act.

    3. On July 1, 1997, the Company sold $155.0 million of 13 1/2% Senior Notes due 2007 and warrants to purchase 1,315,148 shares of voting common stock. This issuance was underwritten by Morgan Stanley & Co. Incorporated who acted as placement agent for this transaction and received fees of $5.425 million. All of the Units were initially purchased by Morgan Stanley & Co. Incorporated pursuant to Section 4(2) of the Securities Act and resold to "qualified institutional buyers" pursuant to Rule 144A thereunder.

    4. On February 18, 1998, the Company sold $300.0 million aggregate principal amount at maturity of 11% Senior Discount Notes due 2008. This issuance was underwritten by Morgan Stanley & Co. Incorporated who also received fees of $6.152 million. All of such Notes were initially purchased by Morgan Stanley & Co. Incorporated pursuant to Section 4(2) of the Securities Act and resold to "qualified institutional buyers" pursuant to Rule 144A thereunder.

    5. On July 14, 1998, the Company acquired the 30% minority interest in Telco Global Communications Limited from Gold Valley Limited for a cash payment of $13.75 million. The acquisition also included the rollover of employee options in Telco into the Company's restricted Share awards. Approximately 145,448 restricted shares will be awarded as a result of the rollover. This transaction was privately negotiated, did not involve a public offering and was exempt from registration under the Securities Act in reliance on Section 4(2) of such Act.

    6. On March 30, 1999, the Company acquired Ms. Sonja Gross' 28% interest in Econophone Services GmbH, the Company's Swiss subsidiary. In exchange, Ms. Gross received 103,891 restricted shares of the Company's common stock. This transaction was privately negotiated, did not involve a public offering and was exempt from registration under the Securities Act in reliance on Section 4(2) of such Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.


  EXHIBIT
   NUMBER                                                 DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
  1.1*        Form of Underwriting Agreement.
  3.1*        Amended and Restated Certificate of Incorporation.
  3.2*        Amended and Restated Bylaws.
  3.3         Certificate of Name Change from Econophone, Inc. to Destia Communications, Inc. (incorporated by reference to Form 10-K filed by the Company for the year ended December 31, 1998).
  3.4*        Certificate of Designation
  4.1**       Specimen of Destia Communications, Inc.'s 11% Senior Discount Note due 2008.
  4.2**       Indenture, dated as of February 18, 1998, between Destia Communications, Inc. and The Bank of New
              York, as Trustee.
  4.3**       Specimen of Destia Communications, Inc.'s 13 1/2% Senior Note due 2007.
  4.4**       Indenture, dated as of July 1, 1997, between Destia Communications, Inc. and The Bank of New York,
              as Trustee.
  4.5*        Specimen of Common Stock certificate.
  5.1*        Opinion of Schulte Roth & Zabel LLP regarding legality.
  8.1         Opinion of Schulte Roth & Zabel LLP regarding tax matters (contained in Exhibit 5.1).
 10.1***      Securityholders Agreement, dated as of November 1, 1996, between Alfred West, Destia Communications,
              Inc. and Princes Gate Investors II, L.P.
 10.2***      Securities Purchase Agreement, dated as of November 1, 1996, between Destia Communications, Inc. and
              Princes Gate Investors II, L.P.
 10.3***      Note Purchase Agreement, dated as of April 24, 1997, between Destia Communications, Inc. and Morgan
              Stanley Group Inc.
 10.4***      Form of Note under Note Purchase Agreement.
 10.5**       Second Amended and Restated Equipment Loan and Security Agreement, dated as of January 28, 1998, between Destia Communications, Inc. and NTFC Capital Corporation.
 10.6**       Stock Purchase Agreement, dated January 28, 1998, between Destia Communications, Inc. and the shareholders of Voicenet Corporation.
 10.7         Amendment, dated April 16, 1998, to Stock Purchase Agreement between Destia Communications, Inc. and the shareholders of Voice Net Corporation (incorporated by reference to Form 10-K filed by the
              Company for the year ended December 31, 1998).
 10.8*        Employment Agreement, dated as of May 3, 1999, between Destia Communications, Inc. and Alan Levy.
 10.9*        Employment Agreement, dated as of May 3, 1999, between Destia Communications, Inc. and Alfred West.
 10.10        Employment Agreement, dated February 2, 1998, between Destia Communications, Inc. and Phillip J.
              Storin (incorporated by reference to Form 10-K filed by the Company for the year ended December 31,
              1998).
 10.11****    Employment Agreement, dated February 2, 1998, between Destia Communications, Inc. and Kevin Alward.
 10.12*       Employment Agreement, dated January 1, 1999, between Destia Communications, Inc. and Richard L.
              Shorten, Jr.
 10.13***     Amended and Restated Destia Communications, Inc. 1996 Flexible Incentive Plan.

  EXHIBIT
   NUMBER                                                 DESCRIPTION
------------  ----------------------------------------------------------------------------------------------------
 10.14        Amendment to 1996 Flexible Incentive Plan (incorporated by reference to Form 10-K filed by the
              Company for the year ended December 31, 1998).
 10.15        Stock Purchase Agreement, dated July 17, 1998, between Destia Communications, Inc. and certain shareholders of Telco Global Communications (incorporated by reference to
              Form 10-K filed by the Company for the year ended December 31, 1998).
 10.16*****   Telecommunications Services Agreement between Frontier Communications of the West, Inc. and Destia
              Communications, Inc., dated November 17, 1998.
 10.17*       1999 Flexible Incentive Plan.
 10.18*       Second Amendment to 1996 Flexible Incentive Plan.
 10.19*       Modification Agreement No. 1 dated as of March 31, 1999 to the Second Amended and Restated Equipment
              Loan and Security Agreement between Destia Communications, Inc. and NTFC Capital Corporation.
 10.20*       Form of Indemnification Agreement with directors and officers
 21.1         Subsidiaries of Destia Communications, Inc. (incorporated by reference to Form 10-K filed by the
              Company for the year ended December 31, 1998).
 23.1*        Consent of Arthur Andersen LLP.
 23.2         Consent of Schulte Roth & Zabel LLP (contained in Exhibit 5.1).
 27.1****     Financial Data Schedule.


------------------------


* Previously filed as an exhibit to Amendment No. 3 to the Registration Statement on Form S-1, Commission File Number 333-71463 and hereby incorporated herein by reference.



** Previously filed as exhibits to Registration Statement on Form S-4, Commission file number 333-47711, and hereby incorporated herein by reference.



*** Previously filed as exhibits to Registration Statement on Form S-4,
    Commission file number 333-33117, and hereby incorporated herein by reference.



****Previously filed as an exhibit to Amendment No. 2 to the Registration
    Statement on Form S-1, Commission File Number 333-71463 and hereby incorporated herein by reference.



*****Previously filed as an exhibit to the Inital Registration Statement on Form
    S-1, Commission File number 333-71463 and hereby incorporated herein by reference. Portions of the exhibit have been omitted pursuant to a request for confidential treatment.


    (b) Financial Statement Schedule

           Schedule II--Schedule of Valuation and Qualifying Accounts (included at page S-1)

ITEM 17. UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Paramus, New Jersey on the 5th day of May, 1999.


                                DESTIA COMMUNICATIONS, INC.

                                By:  /s/ PHILLIP J. STORIN
                                     -----------------------------------------
                                     Name: Phillip J. Storin
                                     Title: Chief Financial Officer, Senior
                                     Vice President and Treasurer (Principal
                                            Financial and Accounting Officer)

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer
                                  and
              *                   Chairman of the Board of
------------------------------    Directors
         Alfred West              (Principal Executive
                                  Officer)

              *
------------------------------  President, Chief Operating
         Alan L. Levy             Officer and Director

              *
------------------------------  Director
        Gary S. Bondi

              *
------------------------------  Director
         Steven West

              *
------------------------------  Director
        Stephen Munger


*By:      /s/ RICHARD L. SHORTEN, JR.
      -----------------------------------
           Richard L. Shorten, Jr.,                                   May 5, 1999
               Attorney-in-fact


    Original powers of attorney authorizing Alan L. Levy, Richard L. Shorten and Alfred West and each of them to sign this amendment on behalf of the directors and officers of the Registrant indicated above are held by the Registrant and available for examination pursuant to Rule 302(b) of Regulation S-T.